PRESS RELEASE
SANTANDER SECURITIES APPOINTS NEW PRESIDENT
San Juan, Puerto Rico, December 8, 2005 - Santander BanCorp President and CEO José R. González and COO Carlos M. García announced that the Board of Directors of Santander Securities Corp., a subsidiary of Santander BanCorp, appointed James Rodríguez Colom president of Santander Securities, effective January 1, 2006.
Rodríguez replaces Carlos M. García, who had been president of Santander Securities since August 2001. García remains as COO of Santander BanCorp, position that he has held since January 2004.
“The appointment of Jimmy, as he is commonly known in the banking industry, represents the beginning of the third stage of development for Santander Securities. In 1996 we established the firm, which I presided until 2001 when Carlos García took over the helm. During this period, Santander Securities has positioned itself as the second leading investment brokerage firm in Puerto Rico, managing some $5 billion in client accounts and $3 billion in assets of mutual funds generated,” said José R. González.
Carlos García added, “We are extremely pleased to be able to count on a talent like Jimmy Rodríguez to lead Santander Securities and to further the successful service record Santander provides to Puerto Rican investors, alongside our valuable executive team.”
Since May 2005, James Rodríguez Colom has worked as managing director and branch manager at Santander Securities. Before starting his stint at Santander, Rodríguez worked for 10 years as managing director in charge of institutional sales at Popular Securities. Rodríguez began his career on Wall Street in 1983 when he joined Credit Suisse First Boston as trainee and was later promoted to director of fixed income sales. Prior to this, he was a management trainee at General Electric Corp. in Philadelphia.
Rodríguez’s career is backed by a strong academic education as graduate of Indiana University with a Master’s degree in Finance and bachelors degree from Princeton University where he majored in Economics.

Santander BanCorp (the “Company”) is a financial holding company that trades on the New York Stock Exchange (NYSE: SBP) and on Latibex (Madrid Stock Exchange: XSBP). Banco Santander Central Hispano, S.A. (Santander) holds 91% of Santander BanCorp’s common stocks. Santander BanCorp has three subsidiaries: Banco Santander Puerto Rico, Santander Securities Corp., and Santander Insurance Agency. Banco Santander Puerto Rico has operated in Puerto Rico for almost 30 years, offering an ample menu of products in commercial banking, mortgage banking, and consumer banking, through a network of 64 branches and 1,400 employees. Santander Securities offers investment and asset management services via its subsidiary Santander Asset Management Corp. Santander Insurance Agency offers life, health, and disability insurance products as corporate and general agent. For additional information, visit our corporate Website at www.santandernet.com.
Santander (SAN.MC, STD.N) is the 9th largest bank in the world and the 1st in euro market capitalization. Founded in 1857, Santander has 63 million clients, 10,099 branches and a presence in more than 40 countries. It is the leading financial group in Spain and Latin America and generates considerable business activity in Europe, especially in the United Kingdom through Abbey and in Portugal, where Santander is the third largest financial group. Santander is the leading consumer lender in Europe via Santander Consumer, which operates in Germany, Italy, Spain, as well as in nine (9) other European countries. In 3Q 2005, Santander’s net income was €3,878 million euros, a 36.8% increase over the same period last year.
In Latin America, Santander is the leading banking institution, generating a volume of business that amounts to more than US$140,000 million (loans, deposits, and investments volume) via 4,100 branches in 10 countries.
Contact:
Evelyn Vega
Tel. 787 777 4546
Fax 787 777 4404